Exhibit 99.1

Contact:	Press	Investors
	Jim Sheehan	Monica Gould
	SeaChange	The Blueshirt Group
	1-978-897-0100 x3064	1-212-871-3927
	jim.sheehan@schange.com	monica@blueshirtgroup.com

SEACHANGE INTERNATIONAL REPORTS

FOURTH QUARTER AND FULL YEAR FISCAL 2017 RESULTS

ACTON, Mass. (April 10, 2017) – SeaChange International, Inc. (NASDAQ: SEAC) today reported fourth quarter fiscal 2017 revenue of $23.8 million and U.S. GAAP loss from operations of $25.0 million, or $0.71 per basic share, compared to fourth quarter fiscal 2016 revenue of $27.2 million and U.S. GAAP loss from operations of $22.1 million, or $0.66 per basic share.

The Company’s U.S. GAAP fourth quarter fiscal 2017 results included non-GAAP charges of $22.8 million, which consisted primarily of loss on impairment of long-lived assets of $24.2 million, severance and other restructuring costs of $1.1 million, stock-based compensation of $0.8 million, amortization of intangible assets from prior acquisitions of $0.8 million, and a reduction of $4.1 million in the previously recorded provision for loss contract, while the fourth quarter fiscal 2016 results included $22.3 million of non-GAAP charges. Non-GAAP loss from operations for the fourth quarter of fiscal 2017 was $2.1 million, or $0.06 per basic share, compared to the fourth quarter of fiscal 2016 non-GAAP income from operations of $0.1 million, or break-even per share.

For the full fiscal year ended January 31, 2017, the Company posted revenue of $83.8 million and a U.S. GAAP loss from operations of $54.6 million, or $1.56 per basic share compared to revenue of $107.0 million and U.S. GAAP loss from operations of $48.2 million, or $1.44 per basic share in the same prior period. The Company posted a non-GAAP loss from operations for fiscal 2017 of $20.8 million, or $0.60 per basic share compared to a non-GAAP loss from operations of $7.5 million, or $0.23 per basic share for the same period of the prior fiscal year.

Ed Terino, Chief Executive Officer, SeaChange, said, “Fiscal year 2017 was a transitional year for SeaChange, capped off by strong fourth quarter performance. We made significant progress with our turnaround efforts and our initiatives to drive costs down and return to profitability and positive cash flow in fiscal 2018. Our product revenue grew substantially, driven by the deployment of a virtualized Adrenalin video platform for our largest customer and we achieved a significant milestone when a large European customer, the Quickline Group, deployed a complete SeaChange end-to-end multiscreen solution, including

Adrenalin and our Nucleus RDK-based video home gateway. We also delivered Quickline TV’s OTT device apps for Android and iOS. In addition, we secured two Axiom to Adrenalin migrations, and subsequent to quarter end, we announced another North American longtime customer, Midco, is upgrading from Axiom to our next-generation Adrenalin platform. As we enter fiscal 2018, we’re excited by the opportunities we see to achieve revenue growth, profitability, and positive cash generation.”

Peter Faubert, Chief Financial Officer, SeaChange, said, “The fourth quarter was a solid end to the year for SeaChange, with revenue and non-GAAP EPS at the high end of our guidance range. Product revenue increased 106% sequentially and 38% year over year. We made significant progress on our cost reduction program. Based on actions we took in fiscal 2017 and to date in fiscal 2018, we have reduced operating costs by approximately $33 million on an annualized basis. We have reduced headcount below 400 people currently from 660 at the end of the prior fiscal year. Together with our other cost-saving actions, we believe this will enable us to achieve ongoing operating expenses of $12 million per quarter, excluding non-GAAP expenses consistent with the accompanying reconciliation and other non-recurring items that we may experience. Moreover, we delivered on our strategy to be cash flow positive in the quarter and to further reduce our unbilled receivables. We expect to complete our restructuring in the first half of the year and remain focused on prudently managing our operating expenses to return the Company to profitability in the second half of fiscal 2018.”

Faubert added “Our customers are increasingly looking to implement end-to-end solutions using cloud based deployment models on a subscription basis. As a result, we believe that our revenue mix will transition from perpetual license to monthly recurring revenue or SaaS. This will have an impact on our top-line performance, but over the longer term, will improve our visibility and the predictability of our revenue base.”

SeaChange ended the fourth quarter of fiscal 2017 with cash, cash equivalents, restricted cash and marketable securities of approximately $39 million, and no debt outstanding.

Outlook

SeaChange anticipates first quarter fiscal 2018 revenue to be in the range of $16 million to $18 million, U.S. GAAP loss from operations to be in the range of $0.19 to $0.23 per basic share, and non-GAAP loss from operations to be in the range of $0.11 to $0.15 per basic share. For full fiscal 2018, SeaChange anticipates revenue to be in the range of $80 million to $90 million, U.S. GAAP loss from operations to be in the range of $0.25 to $0.37 per basic share, and non-GAAP operating loss to be in the range of $0.10 per basic share to non-GAAP operating income of $0.02 per diluted share.

These GAAP estimates are subject to a number of variables that are outside of management’s control, including the size of restructuring expenses, which are influenced by the timing and scope of restructuring activities, and stock price fluctuations. The Company has made no provision for restructuring expense in its outlook for the first quarter of fiscal 2018.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full fiscal 2017 results at 5:00 p.m. ET today, Monday, April 10, 2017. The call may be accessed at 877-407-8037 (U.S.) and 201-689-8037 (international) and via live webcast at www.schange.com/IR. A replay of the conference call will be available through April 24, 2017 at 877-660-6853 (U.S.) or 201-612-7415 (international), conference ID 1365-7835. The webcast will be archived on the investor relations section of the Company’s website at www.schange.com/IR.

About SeaChange International

Enabling our customers to deliver billions of premium video streams across a matrix of Pay TV and OTT platforms, SeaChange (Nasdaq: SEAC) empowers service providers, broadcasters, content owners and brand advertisers to entertain audiences, engage consumers and expand business opportunities. As a three-time Emmy award-winning organization with 23 years of experience, we give media businesses the content management, delivery and monetization capabilities they need to craft an individualized branded experience for every viewer that sets the pace for quality and value worldwide. For more information, please visit www.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including regarding anticipated revenue, operating loss, cost saving initiatives and related costs savings and other financial matters, are neither promises nor guarantees and may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current assumptions and expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. Factors that could cause actual future results to differ materially from current expectations include the following: the continued spending by the Company’s customers on video systems and services and expenses we may incur in fulfilling customer arrangements; the continued development of the multiscreen video and OTT market; the inability to meet revenue targets for our SaaS-based multiscreen service offering; the Company’s ability to successfully introduce new products or enhancements to existing products and the rate of decline in revenue attributable to our legacy products; the Company’s transition to being a company that primarily provides software solutions; worldwide economic cycles; measures taken to address the variability in the market for our products and services; the loss of or reduction in demand by one of the Company’s large customers; consolidation in the television service providers industry; the cancellation or deferral of purchases of the Company’s products; the length of the Company’s sales cycles; the timing of revenue recognition of new products due to customer integration and acceptance requirements; any decline in demand or average selling prices for our products and services; failure to manage product transitions; failure to achieve our financial forecasts due to inaccurate sales forecasts or other factors, including due to expenses we may incur in fulfilling customer arrangements; the Company’s ability to generate sufficient revenues to reduce its losses or regain profitability; the Company’s ability to manage its growth; the risks associated with international operations; the ability of the Company and its intermediaries to comply with the Foreign Corrupt Practices Act; foreign currency fluctuation; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation; content providers limiting the scope of content licensed for use in the video-on-demand and OTT market or other limitations in materials we use to provide our products and services; the Company’s ability to obtain necessary licenses or distribution rights for third-party technology; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the impact of acquisitions, divestitures or investments made by the Company; the Company’s ability to access sufficient funding to finance desired growth and operations; the impact of changes in the market on the value of our investments; any impairment of the Company’s assets; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; the ability of the Company to manage and oversee the outsourcing of engineering work; additional tax liabilities to which the Company may be subject; the security measures of the Company are breached and customer data or our data is obtained unlawfully; service interruptions or delays from our third-party datacenter hosting facilities; the implementation of restructuring programs; disruptions to the Company’s information technology systems; uncertainties of regulation of Internet and data traveling over the Internet; if securities analysts do not publish favorable research or reports about our business; our use of non-GAAP reporting; the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting; the Company’s use of estimates in accounting for the Company’s contracts; the performance of the Company’s third-party vendors; the Company’s entry into fixed price contracts and the related risk of cost overruns; the risks associated with purchasing material components from sole suppliers and using a limited number of third-party manufacturers; compliance with conflict minerals regulations; terrorist acts, conflicts, wars and geopolitical uncertainties; the Company’s Delaware anti-takeover provisions; and the effect on revenue and reported results of a change in financial accounting standards.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10-K filed on April 13, 2016. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

SeaChange International, Inc.

Preliminary Condensed Consolidated Balance Sheets

(Amounts in thousands)

	January 31, 2017	January 31, 2016
	(Unaudited)
Assets
Cash and cash equivalents	$28,302	$58,733
Restricted cash	109	82
Marketable securities	10,244	12,268
Accounts and other receivables, net	25,985	26,331
Unbilled receivables	6,553	10,680
Inventories, net	770	1,682
Prepaid expenses and other current assets	2,393	3,827
Property and equipment, net	11,485	14,129
Goodwill and intangible assets, net	25,890	44,301
Other assets	4,336	5,636

Total assets	$116,067	$177,669

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$14,906	$23,546
Deferred stock consideration	—	3,205
Deferred revenues	14,936	17,410
Deferred tax liabilities and income taxes payable	16,159	1,389
Other long term liabilities	530	1,101

Total liabilities	46,531	46,651

Total stockholders’ equity	69,536	131,018

Total liabilities and stockholders’ equity	$116,067	$177,669

SeaChange International, Inc.

Preliminary Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
Revenues:
Products	$7,724	$5,582	$18,205	$21,896
Services	16,088	21,615	65,590	85,096

Total revenues	23,812	27,197	83,795	106,992

Cost of revenues:
Products	1,947	1,247	6,453	6,013
Services	9,883	10,330	37,865	44,159
Provision for loss contract	(4,118)	—	(4,118)	9,162
Amortization of intangible assets	336	182	1,283	739
Stock-based compensation expense	1	19	132	80

Total cost of revenues	8,049	11,778	41,615	60,153

Gross profit	15,763	15,419	42,180	46,839

Operating expenses:
Research and development	6,342	7,520	30,093	33,696
Selling and marketing	3,192	3,934	14,033	15,197
General and administrative	4,594	4,024	16,173	15,470
Amortization of intangible assets	447	1,038	2,019	4,041
Stock-based compensation expense	804	529	2,489	3,472
Earn-outs and change in fair value of earn-outs	—	(1,475)	249	—
Professional fees - other	19	492	347	637
Severance and other restructuring costs	1,160	35	7,151	1,061
Loss on impairment of long-lived assets	24,173	21,464	24,272	21,464

Total operating expenses	40,731	37,561	96,826	95,038

Loss from operations	(24,968)	(22,142)	(54,646)	(48,199)
Other expenses, net	(2,192)	(164)	(1,972)	(554)

Loss before income taxes and equity income in earnings of affiliates	(27,160)	(22,306)	(56,618)	(48,753)
Income tax provision (benefit)	216	(26)	14,631	(1,029)
Equity income in earnings of affiliates, net of tax	—	—	—	27

Net loss	$(27,376)	$(22,280)	$(71,249)	$(47,697)

Net loss per share:
Basic	$(0.78)	$(0.66)	$(2.04)	$(1.42)

Diluted	$(0.78)	$(0.66)	$(2.04)	$(1.42)

Weighted average common shares outstanding:
Basic	35,210	33,701	34,970	33,506

Diluted	35,210	33,701	34,970	33,506

SeaChange International, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(Unaudited, amounts in thousands)

	For the Fiscal Years Ended January 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(71,249)	$(47,697)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,953	3,380
Provision for loss contract	(4,118)	9,162
Provision for bad debts	597	58
Amortization of intangible assets	3,302	4,780
Stock-based compensation expense	2,621	3,552
Deferred income taxes	14,676	(985)
Loss on impairment of long-lived assets	24,272	21,464
Other non-cash reconciling items, net	621	139
Changes in operating assets and liabilities, excluding impact of acquisition:
Accounts receivable	42	(1,721)
Unbilled receivables	4,694	(4,359)
Inventories	806	(937)
Prepaid expenses and other assets	1,378	(1,097)
Accounts payable	(1,674)	874
Accrued expenses	(5,055)	(2,713)
Deferred revenues	(2,417)	(1,431)
Other operating activities	30	(1,132)

Total cash used in operating activities	(28,521)	(18,663)

Cash flows from investing activities:
Purchases of property and equipment	(683)	(1,397)
Investment in capitalized software	—	(2,440)
Purchases of marketable securities	(2,008)	(9,033)
Proceeds from sale and maturity of marketable securities	4,005	11,043
Proceeds from cost method investments, net	—	464
Cash paid for acquisition of business, net of cash acquired	(5,243)	(11,686)
Other investing activities	30	(79)

Total cash used in investing activities	(3,899)	(13,128)

Cash flows from financing activities:
Proceeds from issuance of common stock	63	193
Other financing activities	(3)	—

Total cash provided by financing activities	60	193

Effect of exchange rate changes on cash	1,929	312

Net decrease in cash and cash equivalents	(30,431)	(31,286)

Cash and cash equivalents, beginning of period	58,733	90,019

Cash and cash equivalents, end of period	$28,302	$58,733

Use of Non-GAAP Financial Information

We define non-GAAP (loss) income from operations as U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) operating loss plus stock-based compensation expenses, amortization of intangible assets, provision for loss contract, earn-outs and change in fair value of earn-outs, non-operating expense professional fees, loss on impairment of long-lived assets, severance and other restructuring costs. We discuss non-GAAP (loss) income from operations in our quarterly earnings releases and certain other communications as we believe non-GAAP (loss) income from operations is an important measure that is not calculated according to U.S. GAAP. We use non-GAAP (loss) income from operations in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of bonus compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our operations. We believe that non-GAAP (loss) income from operations assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Non-GAAP (loss) income from operations is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the non-GAAP (loss) income from operations financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

In managing and reviewing our business performance, we exclude a number of items required by U.S. GAAP. Management believes that excluding these items is useful in understanding the trends and managing our operations. We provide these supplemental non-GAAP measures in order to assist the investment community to see SeaChange through the “eyes of management,” and therefore enhance the understanding of SeaChange’s operating performance. Non-GAAP financial measures should be viewed in addition to, not as an alternative to, our reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures reflect adjustments based on the following items:

Provision for Loss Contract. We entered a fixed-price customer contract on a multi-year arrangement, which included multiple vendors. As the system integrator on the project, we are subject to any cost overruns or increases with these vendors resulting in delays or acceptance by our customer. Delays of customer acceptance on this project result in incremental expenditures and require us to recognize a loss on this project in the period the determination is made. As a result, we recorded an estimated charge of $9.2 million in fiscal 2016. Subsequently, because of changes in the scope of the project and negotiations with the fixed-price customer, we recorded an adjustment to reduce this provision in fiscal 2017 by $4.1 million. We believe that the exclusion of this expense allows a comparison of operating results that would otherwise impair comparability between periods.

Amortization of Intangible Assets. We incur amortization expense of intangible assets related to various acquisitions that have been made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. We believe that exclusion of these expenses allows comparisons of operating results that are consistent over time for both the Company’s newly-acquired and long-held businesses.

Stock-based Compensation Expense. We incur expenses related to stock-based compensation included in our U.S. GAAP presentation of cost of revenues and operating expenses. Although stock-based compensation is an expense we incur and is viewed as a form of compensation, the expense varies in amount from period to period, and is affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of our shares, risk-free interest rates and the expected term and forfeiture rates of the awards.

Earn-outs and Change in Fair Value of Earn-outs. Earn-outs and the change in the fair value of earn-outs are considered by management to be non-recurring expenses to the former shareholders of the businesses we acquire. We also incur expenses due to changes in fair value related to contingent consideration that we believe would otherwise impair comparability among periods.

Professional Fees - Other. We have excluded the effect of legal and other professional costs associated with our acquisitions, divestitures, litigation and strategic alternatives because the amounts are considered significant non-operating expenses.

Severance and Other Restructuring Costs. We incur charges due to the restructuring of our business, including severance charges and facility reductions resulting from our restructuring and streamlining efforts and any changes due to revised estimates, which we generally would not have otherwise incurred in the periods presented as part of our continuing operations.

Loss on Impairment of Long-lived Assets. In fiscal 2017, we incurred a loss on impairment of long-lived assets related to the results of our goodwill impairment testing, the write down of the fair value of our Greenville, New Hampshire facility and to the write off of a cost-method investment. We incurred impairment charges in fiscal 2016 relating to our February 2015 acquisition of Timeline Labs, based on our decision to undertake a restructuring. These charges are considered non-recurring.

The following table includes the reconciliations of the Company’s estimated U.S. GAAP loss from operations to the Company’s non-GAAP (loss) income from operations:

SeaChange International, Inc.

Preliminary Reconciliation of GAAP to Non-GAAP

(Unaudited, amounts in thousands, except per share data and percentages)

	Three Months Ended January 31, 2017			Three Months Ended January 31, 2016
	GAAP			GAAP
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenues:
Products	$7,724	$—	$7,724	$5,582	$—	$5,582
Services	16,088	—	16,088	21,615	—	21,615

Total revenues	23,812	—	23,812	27,197	—	27,197

Cost of revenues:
Products	1,947	—	1,947	1,247	—	1,247
Services	9,883	—	9,883	10,330	—	10,330
Provision for loss contract	(4,118)	4,118	—	—	—	—
Amortization of intangible assets	336	(336)	—	182	(182)	—
Stock-based compensation	1	(1)	—	19	(19)	—

Total cost of revenues	8,049	3,781	11,830	11,778	(201)	11,577

Gross profit	15,763	(3,781)	11,982	15,419	201	15,620

Gross profit percentage	66.2%	(15.9%)	50.3%	56.7%	0.7%	57.4%

Operating expenses:
Research and development	6,342	—	6,342	7,520	—	7,520
Selling and marketing	3,192	—	3,192	3,934	—	3,934
General and administrative	4,594	—	4,594	4,024	—	4,024
Amortization of intangible assets	447	(447)	—	1,038	(1,038)	—
Stock-based compensation expense	804	(804)	—	529	(529)	—
Earn-outs and change in fair value of earn-outs	—	—	—	(1,475)	1,475	—
Professional fees - other	19	(19)	—	492	(492)	—
Severance and other restructuring costs	1,160	(1,160)	—	35	(35)	—
Loss on impairment of long-lived assets	24,173	(24,173)	—	21,464	(21,464)	—

Total operating expenses	40,731	(26,603)	14,128	37,561	(22,083)	15,478

(Loss) income from operations	$(24,968)	$22,822	$(2,146)	$(22,142)	$22,284	$142

(Loss) income from operations percentage	(104.9%)	95.9%	(9.0%)	(81.4%)	81.9%	0.5%

Weighted average common shares outstanding:
Basic	35,210	35,210	35,210	33,701	33,701	33,701

Diluted	35,210	35,276	35,210	33,701	33,937	33,937

Non-GAAP operating (loss) income per share:
Basic	$(0.71)	$0.65	$(0.06)	$(0.66)	$0.66	$0.00

Diluted	$(0.71)	$0.65	$(0.06)	$(0.66)	$0.66	$0.00

SeaChange International, Inc.

Preliminary Reconciliation of GAAP to Non-GAAP

(Unaudited, amounts in thousands, except per share data and percentages)

	Twelve Months Ended January 31, 2017			Twelve Months Ended January 31, 2016
	GAAP As Reported	Adjustments	Non-GAAP	GAAP As Reported	Adjustments	Non-GAAP
Revenues:
Products	$18,205	$—	$18,205	$21,896	$—	$21,896
Services	65,590	—	65,590	85,096	—	85,096

Total revenues	83,795	—	83,795	106,992	—	106,992

Cost of revenues:
Products	6,453	—	6,453	6,013	—	6,013
Services	37,865	—	37,865	44,159	—	44,159
Provision for loss contract	(4,118)	4,118	—	9,162	(9,162)	—
Amortization of intangible assets	1,283	(1,283)	—	739	(739)	—
Stock-based compensation	132	(132)	—	80	(80)	—

Total cost of revenues	41,615	2,703	44,318	60,153	(9,981)	50,172

Gross profit	42,180	(2,703)	39,477	46,839	9,981	56,820

Gross profit percentage	50.3%	(3.2%)	47.1%	43.8%	9.3%	53.1%

Operating expenses:
Research and development	30,093	—	30,093	33,696	—	33,696
Selling and marketing	14,033	—	14,033	15,197	—	15,197
General and administrative	16,173	—	16,173	15,470	—	15,470
Amortization of intangible assets	2,019	(2,019)	—	4,041	(4,041)	—
Stock-based compensation expense	2,489	(2,489)	—	3,472	(3,472)	—
Earn-outs and change in fair value of earn-outs	249	(249)	—	—	—	—
Professional fees - other	347	(347)	—	637	(637)	—
Severance and other restructuring costs	7,151	(7,151)	—	1,061	(1,061)	—
Loss on impairment of long-lived asset	24,272	(24,272)	—	21,464	(21,464)	—

Total operating expenses	96,826	(36,527)	60,299	95,038	(30,675)	64,363

(Loss) income from operations	$(54,646)	$33,824	$(20,822)	$(48,199)	$40,656	$(7,543)

(Loss) income from operations percentage	(65.2%)	40.4%	(24.8%)	(45.0%)	38.0%	(7.1%)

Weighted average common shares outstanding:
Basic	34,970	34,970	34,970	33,506	33,506	33,506

Diluted	34,970	35,057	34,970	33,506	33,663	33,506

Non-GAAP operating (loss) income per share:
Basic	$(1.56)	$0.96	$(0.60)	$(1.44)	$1.21	$(0.23)

Diluted	$(1.56)	$0.96	$(0.60)	$(1.44)	$1.21	$(0.23)

The following table reconciles the Company’s forecasted U.S. GAAP loss from operations to the Company’s forecasted non-GAAP loss from operations for the Company’s first fiscal quarter and full fiscal 2018:

SeaChange International, Inc.

Reconciliation of GAAP to Non-GAAP Guidance

(Unaudited, amounts in thousands except per share data)

	Three Months Ended April 30, 2017			Twelve Months Ended January 31, 2018
GAAP revenue guidance	$16,000	to	$18,000	$80,000	to	$90,000
GAAP loss from operations per basic share	$(0.23)		$(0.19)	$(0.37)		$(0.25)
Exclude stock compensation expense	0.01		0.01	0.08		0.08
Exclude amortization of intangible assets	0.02		0.02	0.08		0.08
Exclude professional fees associated with divestitures	—		—	—		—
Exclude restructuring costs	0.05		0.05	0.11		0.11

Non-GAAP (loss) income from operations per basic share	$(0.15)		$(0.11)	$(0.10)		$0.02

SeaChange International, Inc.

Supplemental Schedule - Revenue Breakout

(Unaudited, amounts in thousands)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
Product Revenues:
Video Platform	$6,153	$2,819	$12,301	$11,041
Advertising	19	471	238	1,458
User Experience	130	356	611	409
Hardware	377	1,861	2,518	7,602
Third-party Products	1,045	75	2,537	1,386

Total Product Revenues	7,724	5,582	18,205	21,896

Service Revenues:
Maintenance and Support	8,993	9,882	36,514	40,171
SaaS	711	1,035	3,198	4,315
Professional Services - Video Platform	5,600	6,856	21,171	25,356
User Experience	784	3,842	4,707	15,254

Total Service Revenues	16,088	21,615	65,590	85,096

Total Revenues	$23,812	$27,197	$83,795	$106,992